UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

____________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 7, 2005

ENCLAVES GROUP, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-29689	20-1951556
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2550 East Trinity Mills Road, Suite 122, Carrollton, Texas		75006
(Address of principal executive offices)		(zip code)

Registrant’s telephone number, including area code: (972) 416-9304

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into Material Definitive Agreements.

Investor Relations Services.

On November 7, 2005, we entered into an Agreement for the provision of “Investor Relations” services (attached hereto as Exhibit 10.1) (the “IR Agreement”) by Lippert/Heilshorn & Associates, Inc. (“LHA”) to provide us with a custom-designed, team-based investor relations program. Under the IR Agreement LHA would review and/or create the investment case and business plan presentation, press releases, and collateral materials we would use in an investor outreach program, targeting audiences in the investment community to define our market opportunity, inform them of our Your HomeSM Lease and Own Program, build market awareness of our securities, and support the proper valuation of our growth strategy.

The services under the IR Agreement commence on December 1, 2005, and continue for a 90-day period of initial due diligence preparation followed by a 9 month period of implementation; provided that we may delay the commencement as late as February 1, 2006, and may terminate the services with 30 days advance notice after the initial 90 day period. We will pay LHA a base compensation of Fourteen Thousand Dollars ($14,000) each month during the term together with the reimbursement of direct out-of-pocket expenses.

In addition, in consideration of this negotiated base amount, we will further compensate LHA with warrants to acquire our common stock in the amount of 45,000 warrants each month, with the warrants during the initial 90-day period having an exercise price of $0.40 per share and the warrants during the remaining term having an exercise price of $0.65 per share. We have agreed to use our best efforts to register the common stock underlying the warrants. The warrants (a) may be exercised as a net exercise exchanging the warrants for stock shares equal to number of shares assuming immediate sale of shares at the market price to fund the exercise price, (b) will have anti-dilution provisions, (c) must be exercised not later than the third anniversary of issuance, and (d) will be limited on exercise in the twelve (12) months after commencement of services to not more than fifty thousand (50,000) warrants in any thirty (30) day period, with no limitations thereafter.

A copy of the IR Agreement is filed as Exhibit 10.1 to this report and the contents of the Agreement are incorporated herein by reference. Moreover the foregoing description is only a summary of the material provisions of the IR Agreement and does not purport to be complete and is qualified in its entirety by reference to the full text of the IR Agreement.

Woodworth Avenue Project.

On November 7, 2005, we entered into a Purchase and Sale Agreement (attached hereto as Exhibit 10.2), with 10 Lamartine LLC, a New York limited liability company (the “Seller”). Under the Purchase and Sale Agreement, we agreed to acquire certain parcels of land containing approximately one and two-tenths (1.2) acres located on Woodworth Avenue in the City of Yonkers, Westchester County, New York, for a purchase price of two million dollars ($2,000,000), subject to the opportunity to review said property during a feasibility period.

Item 3.02.	Unregistered Sales of Equity Securities.

See “Item 1.01. Entry into a Material Definitive Agreement – Investor Relations Services” discussing the sale of common stock warrants to LHA pursuant to that certain IR Agreement entered into by us with LHA, effective November 7, 2005. All common stock warrants were issued and sold to LHA pursuant to certain exemptions from registration provided by Rule 506 of Regulation D and Section 4(2) of the Securities Act of 1933, as amended.

Item 9.01.	Financial Statements and Exhibits.
(c)	Exhibits
Exhibit No.	Description of Exhibit
10.1	Agreement on Investors Relations Proposal by and between Lippert/Heilshorn & Associates, Inc. and Enclaves Group, Inc. dated November 7, 2005.
10.2	Purchase and Sale Agreement, by and between 10 Lamartine LLC and Enclaves Group, Inc. dated November 7, 2005.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENCLAVES GROUP, INC.

Dated: November 9, 2005	By:	/s/ Daniel G. Hayes
Name: Daniel G. Hayes
Title: President and Chief Executive Officer